Exhibit 10.6

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND
SEPARATELY FILED WITH THE COMMISSION

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

NEOSE TECHNOLOGIES, INC.

AND

MACROGENICS, INC.

DATED  April 26, 2004

-i-

RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

          This RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (“Agreement”), is dated April 26, 2004, between Neose Technologies, Inc., a Delaware corporation (“Neose”), and MacroGenics, Inc., a Delaware corporation  (“MacroGenics”).

BACKGROUND

          Neose has developed and continues to develop proprietary technologies and related know-how for the glycosylation, design and remodeling of proteins, peptides and antibodies.  MacroGenics has developed and continues to develop proprietary technologies and related know-how for developing, manufacturing and commercializing biotechnology products, including immunotherapeutics, for cancer, infectious diseases, and autoimmune disorders.

          Neose and MacroGenics wish to conduct collaborative research and development activities  to evaluate the effects of glycosylation and pegylation on antibodies **** using their respective technologies and materials, and, further, to provide MacroGenics certain rights and options to use Neose’s proprietary technologies.

TERMS

          NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants contained in this Agreement, and intending to be legally bound hereby, MacroGenics and Neose agree as follows:

          1.     DEFINITIONS.  Capitalized terms not otherwise defined shall have the meaning set forth in this Section 1.

                  1.1.     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person.  Without limiting the foregoing, a Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than 50% of the voting stock or other ownership interest of the other Person.

                  1.2.     “Antibody” means (i) a ****, (ii) a **** described in clause (i) above, and/or (iii) a **** described in clause (i) above or **** described in clause (ii) above.

                  1.3.     “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 for so long as this Agreement is in effect.

                  1.4.     “Categories” means the categories of Potential Products on which work may be conducted under the Research Plan, as determined from time to time after taking into account the substitutions made in accordance with this Agreement and excluding all Deleted Categories.  As of the Effective Date, the Categories include:

                              1.4.1.     ****

**** Material has been omitted and filed separately with the Commission.

                              1.4.2.     ****

                              1.4.3.     ****

                              1.4.4.     ****; and

                              1.4.5.     ****

                  1.5.     “Category” means any of the Categories, as determined from time to time.

                  1.6.     “Collaboration” means the work conducted by either or both of the Parties during the Research Period in furtherance of the Research Plan.

                  1.7.     “Collaboration Products” means any and all Potential Products that have been modified, to any extent, in the Collaboration or by MacroGenics by use of the Neose Technology under any license granted hereunder, excluding Deleted Products.

                  1.8.     “Collaboration Technology” means the Patent Rights, Know-How and Improvements created by either or both Parties, in the Collaboration.

                  1.9.     “Commercially Reasonable Efforts” shall mean efforts and resources normally used by a Party in similar undertakings, taking into account the proprietary position of the product or technology involved, the regulatory structure involved, the profitability of such undertaking, the competitiveness of the relevant marketplace, and other relevant factors.

                  1.10.     “Commercial Sale” means any sale of a Licensed Product by MacroGenics, its Affiliates, or Sublicensees to a Person other than their respective Affiliates or Neose.

                  1.11.     “Confidential Information” means any information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, processes, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information which a Party treats as its confidential and/or proprietary information.

                  1.12.     “Control” or “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of an agreement or other arrangement with a Third Party existing before or after the Effective Date.

                  1.13.     “Deleted Category” means a Category that is deleted from the Research Plan and this Agreement as a result of the permitted substitution of another Category or the failure to satisfy applicable commercial diligence milestones under Section 6.

**** Material has been omitted and filed separately with the Commission.

                  1.14.     “Deleted Product” means a Collaboration Product in a Deleted Category which Collaboration Product is not covered by a ****.

                  1.15.     “Designated Representative” means, in the case of Neose, its Executive Vice President, Commercial and Clinical Development, or such other person designated by Neose in writing from time to time to MacroGenics, and, in the case of MacroGenics, its Chief Operating Officer, or other such other person designated by MacroGenics in writing from time to time to Neose.

                  1.16.     “Designation Period” means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

                  1.17.     “Effective Date” means the date of execution of this Agreement by both parties, as first set forth above.

                  1.18.     “FDA” means the United States Food and Drug Administration and any successor agency.

                  1.19.     “Field of Use” means the treatment and/or prevention of a disease or disorder in humans.

                  1.20.     “First Licensed Products” means each of the first two Collaboration Products in a Licensed Category with respect to which an IND is filed, or any Collaboration Product in a Licensed Category thereafter substituted for a First Licensed Product by MacroGenics, provided that there shall be no more than two First Licensed Products at any time during the Term.

                  1.21.     “GMPs” shall mean current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, processing, packing and holding of biological products, all as set forth from time to time by the FDA, including all amendments and supplements thereto throughout the term of this Agreement.

                  1.22.     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  1.23.     “Joint Improvements” means Improvements owned jointly by the Parties, as described in Section 4.2.3.

                  1.24.     “Improvements” means any and all developments, discoveries, inventions, additions, amendments, modifications, ideas, processes, methods, compositions, formulae, techniques, information and data, whether or not patentable, conceived, developed or reduced to practice, that improve or beneficially change, or enhance the economic and technical attributes of, any Know-How or Patent Rights or any process, device or composition.

**** Material has been omitted and filed separately with the Commission.

                  1.25.     “IND” means an application for an Investigational Exemption for a New Drug filed with the FDA, or any comparable filing made with a regulatory authority outside the United States.

                  1.26.     “Know-How” means any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, discoveries, inventions (whether or not patentable), patent applications, licenses, software and source code, programs, prototypes, designs, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced to writing.

                  1.27.     “License Effective Date” shall mean, with respect to a license to be granted hereunder with respect to a Category, the later of (i) the first date on which MacroGenics designates the Category as a Licensed Category under Section 3.2 or (ii) if notification is required to be made under the HSR Act in respect of such grant, the expiration or earlier termination of any notice and waiting period under the HSR Act.

                  1.28.     “Licensed Categories” means each of the Categories designated as such in MacroGenics’ exercise of the Option in accordance with Section 3.2, as determined from time to time after taking into account the substitutions made in accordance with this Agreement and excluding all Deleted Categories.

                  1.29.     “Licensed Products” means each and every First Licensed Product, Second Licensed Product and Subsequent Licensed Product, with respect to which a license has been granted by Neose hereunder and remains in effect at the time of such determination.

                  1.30.     “MacroGenics Improvements” means any and all Collaboration Technology (i) constituting or claiming the composition of any Potential Product in a Licensed Category or any Collaboration Product; (ii) constituting Improvements to MacroGenics ****; and/or (iii) constituting Improvements to Know-How owned or Controlled by MacroGenics on the Effective Date, except, in each case, Collaboration Technology constituting or claiming the composition of any Deleted Product.

                  1.31.     “MacroGenics Patents” means (i) all Patent Rights owned or Controlled by MacroGenics on the Effective Date, (ii) all Patent Rights relating to the Collaboration that are acquired by MacroGenics after the Effective Date and owned or Controlled by MacroGenics during the Research Term; (iii) all Patent Rights in the MacroGenics Improvements; and (iv) MacroGenics’ interest in and to any Patent Rights in Joint Improvements.

                  1.32.     “MacroGenics Technology” means MacroGenics Patents and  MacroGenics Improvements and MacroGenics undivided interest in any and all Joint Improvements.

**** Material has been omitted and filed separately with the Commission.

                  1.33.     “Material” means any and all of the materials transferred by one Party to the other for the purposes of this Agreement, as contemplated in Section 2.9.

                  1.34.     “Mutual Confidentiality Agreement” means the Mutual Confidentiality Agreement between the Parties dated June 20, 2003.

                  1.35.     “Neose Improvements” means any and all Collaboration Technology (i) constituting Improvements to the Neose Patents owned or Controlled by Neose on the Effective Date; (ii) constituting Improvements to the Patent Rights acquired by Neose after the Effective Date and owned or Controlled by Neose during the Research Term; (iii) constituting or claiming the composition of any Deleted Product; and/or (iv) constituting Improvements to Know-How owned or Controlled by Neose on the Effective Date, except, in each case, any Collaboration Technology constituting or claiming the composition of any Potential Product in a Licensed Category or any Collaboration Product.

                  1.36.     “Neose Patents” means (i) all Patent Rights owned or Controlled by Neose on the Effective Date and all Patent Rights acquired by Neose after the Effective Date and owned or Controlled by Neose during the Term, which Patent Rights relate to methods and processes for glycosylation, pegylation, design and remodeling of proteins, peptides or Antibodies (including, without limitation, Neose’s GlycoAdvance™, GlycoPEGylation™ and GlycoConjugation™ technologies), and other carbohydrate synthesis processes and resulting products; (ii) all Patent Rights in the Neose Improvements; and (iii) Neose’s interest in and to any Patent Rights in Joint Improvements.

                  1.37.     “Neose Technology” means the Neose Patents, Know-How Controlled by Neose on the Effective Date, Know-How resulting from work conducted by Neose under the Research Plan, Neose Improvements, Neose’s undivided interest in any and all Joint Improvements; and Neose’s rights under the license agreements listed on Exhibit 1.37.

                  1.38.     “Net Sales” means proceeds received from Commercial Sales of Licensed Products by MacroGenics, its Affiliates or Sublicensees to Third Parties, after deducting (to the extent actually incurred or reasonably estimated and accrued in accordance with Generally Accepted Accounting Principles in the United States and to the extent not already deducted in the amount invoiced): (i) reasonable trade, cash and quantity discounts or rebates (other than price discounts granted at the time of sale), reasonable service allowances and reasonable required agent’s commissions, if any, allowed or paid, (ii) credits or allowances actually given or made for rejection or return of previously sold products or for retroactive price reductions (including Medicare, Medicaid, and/or discounts and similar types or rebates and/or discounts), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount (excluding income and franchise taxes), as adjusted for rebates and refunds, and (iv) charges actually incurred for freight and insurance directly related to the distribution of Licensed Products (excluding amounts reimbursed by Third Party customers).  A Commercial Sale of a Licensed Product is deemed to occur when the invoice is issued, or if no invoice is issued, upon the earlier of shipment or transfer of title in the Licensed Product to a Third Party.

                  1.39.     “Option” means the option granted to MacroGenics in Section 3.1.

                  1.40.     “Ownership Rights” means any and all right, title and interest under patent, copyright, trade secret and trademark law, or any other intellectual property or other law, in and to any Know-How, Patent Rights, or Improvements.

                  1.41.     “Parties” means MacroGenics and Neose, collectively.

                  1.42.“Party” means MacroGenics or Neose, as the context requires, or each of MacroGenics and Neose, individually.

                  1.43.     “Patent Rights” means any patents or patent applications, including all corresponding foreign patents and patent applications, all divisions, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

                  1.44.     “Permit” means any governmental or regulatory filing, submission, approval, permit or license that is required by applicable law in any jurisdiction worldwide for clinical trials, Commercial Sales or other use of any of the Licensed Products.

                  1.45.     “Person” means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, government, governmental agency, authority or instrumentality, or any other form of entity not specifically listed in this Agreement.

                  1.46.     “Potential Products” means each and every potential product or product within any of the Categories, as determined from time to time, excluding Deleted Products.

                  1.47.     “Project Manager” means the project managers described in Section 2.5.

                  1.48.     “Reagents” means the enzymes and sugar nucleotides required for the use of the Neose Technology in the manufacture of Licensed Products.

                  1.49.     “Regulated Market” means any jurisdiction worldwide that requires a Permit for clinical trials, Commercial Sales or any other use of a Licensed Product.

                  1.50.     “Regulatory Approval” means any marketing authorization (including authorizations approving a Biologics License Application) required for a Licensed Product, exclusive of any pricing or third-party reimbursement approval.

                  1.51.     “Required Agreement” means the form of agreement with a Sublicensee required under Section 3.4.

                  1.52.     “Research Period” means the **** during which the Parties conduct activities under the Research Plan, which may be extended by amendment of this Agreement.

                  1.53.     “Research Plan” means the Research Plan attached as Exhibit 2.1, as amended from time to time in accordance with this Agreement.

**** Material has been omitted and filed separately with the Commission.

                  1.54.     “Royalty Period” means, with respect to a Licensed Product in a country, the period beginning on Commercial Sale of the Licensed Product in the country and ending ****, provided however, that the period shall continue thereafter for a Licensed Product sold in a country for as long as the Licensed Product in such country infringes a Valid Claim of a Neose Patent in such country.

                  1.55.     “Second Licensed Products” means each of the third and fourth Collaboration Products in a Licensed Category with respect to which an IND is filed, or any Collaboration Product in a Licensed Category substituted for a Second Licensed Product by MacroGenics, provided that there shall be no more than two Second Licensed Products at any time during the Term.

                  1.56.     “Sublicense” means a sublicense of any or all of MacroGenics’ rights under the Neose Technology granted in accordance with Section 3.

                  1.57.     “Sublicensee” means a sublicensee under a Sublicense.

                  1.58.     “Subsequent Licensed Products” means each of the fifth and any subsequent Collaboration Products in a Licensed Category with respect to which an IND is filed.

                  1.59.     “Territory” means the world.

                  1.60.     “Term” means the term of this Agreement, which shall commence on the Effective Date and shall expire or terminate as described in Section 10.

                  1.61.     “Third Party” means any Person other than MacroGenics, Neose, or their respective Affiliates.

                  1.62.     “Valid Patent Claim” means a claim of an issued and unexpired patent forming part of the Neose Patents that has not been held revoked, unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, or that is unappealable or unappealed within the time allowed for appeal, or which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.  For the purposes of determining royalties due and payment obligations under this Agreement, any claim being prosecuted in a pending patent application included in the Licensed Patents shall be deemed a Valid Patent Claim for a period ending six (6) years after the earliest priority date to which the pending patent application is entitled.

**** Material has been omitted and filed separately with the Commission.

          2.     CONDUCT OF THE PROJECT AND DEVELOPMENT EFFORTS

                  2.1.     Conduct and Goal.  Commencing promptly after the Effective Date, Neose and MacroGenics will use Commercially Reasonable Efforts to carry out their respective obligations under the Research Plan attached as Exhibit 2.1.  The goal of the Research Plan is to achieve proof of concept.  The Research Plan sets forth a **** summary and timetable for the research and development activities to be conducted by the Parties under this Agreement.  The Research Plan may be amended or modified from time to time, but only in a writing signed by each Party’s Designated Representative.

                  2.2.     Selection and Substitution of Potential Products during Research Period.  The Research Plan sets forth the Potential Products contemplated by the Parties to be included in the Collaboration on the Effective Date.  MacroGenics shall have the right, from time to time, and on one or more occasions during the Research Period, to substitute for any Potential Product included in the Research Plan another Potential Product within the same Category.  Any such substitution shall be made by an amendment of this Agreement, which shall include, without limitation, the funding of any additional work to be conducted by Neose beyond the scope of the original Research Plan, as provided in Section 2.4.

                  2.3.     Substitution of Categories.  At any time during the Designation Period, MacroGenics shall have the right, in up to two instances, to request the substitution of a new category for a Category or a Licensed Category.  MacroGenics shall request any such substitution by providing notice to Neose of the proposed new category and the Category proposed to be deleted. Such a request by MacroGenics shall be granted by Neose unless Neose:

                              2.3.1.     is developing or contemplating development of a protein in the proposed category;

                              2.3.2.     has granted a Third Party a license to develop a protein or product in the proposed category; or

                              2.3.3.     is in discussions with a Third Party to develop or to license rights to develop a protein in the proposed category.

Neose shall provide notice to MacroGenics responding to such request within thirty (30) days after receipt of MacroGenics’ notice. Upon notice from Neose accepting the proposed substitution or the failure by Neose to give the required notice within thirty (30) days: (i) the proposed category, thereafter, shall be deemed one of the Categories (as defined in Section 1.4) or a Licensed Category , as the case may be, and the Category proposed to be deleted, thereafter, shall be deemed a Deleted Category.  Notwithstanding any other provision of this Section 2.3, the new Category shall not be included in the Research Plan unless Neose shall have received notice thereof during the Research Term prior to the commencement of work by Neose on the Category proposed to be deleted.

**** Material has been omitted and filed separately with the Commission.

                  2.4.     Funding.  Each Party shall be responsible for funding its own activities under the Research Plan. If the Research Plan is amended to increase the work of Neose thereunder or if MacroGenics undertakes the further development of any Licensed Product beyond the scope of the Research Plan, MacroGenics shall be solely responsible for such activities and the costs thereof.  By mutual agreement, with each Party acting in its sole discretion with respect thereto, Neose may provide additional research and development services to MacroGenics (e.g., to support the supply and scale-up of Reagents for such further development), and MacroGenics would reimburse Neose for its fully allocated costs associated with any such services.

                  2.5.     Coordination of the Collaboration by Project Managers.  Within 30 days after the Effective Date, each of the Parties shall appoint a Project Manager, who will be its primary contact regarding the Collaboration.  The Project Managers shall keep each other reasonably informed of the progress under the Research Plan.  The Project Managers shall have appropriate authority and decision-making power to carry out their respective responsibilities hereunder.  The Project Managers shall be responsible for overseeing and directing the research under and in accordance with the Research Plan.  A Party may change its Project Manager at any time, and from time to time, effective upon notice to the other Party of such change.

                  2.6.     Cooperation.  Throughout the Collaboration, the Parties shall work together in fulfilling their roles and responsibilities under the Research Plan, including the generation, exchange, and sharing of all resulting data and technical reports.

                  2.7.     Dispute Resolution.  If the Project Managers are unable to resolve, after 30 days, a dispute regarding any issue presented to them or arising in connection with the Collaboration, such dispute shall be referred to the Designated Representatives for good faith resolution pursuant to Section 11.1.

                  2.8.     Permits.  With respect to any clinical trials, Commercial Sales or other use of any Licensed Product in a Regulated Market, MacroGenics shall be responsible at its expense for obtaining all Permits required for such activity in the applicable jurisdictions.  MacroGenics shall be responsible for the submission of all applications for Permits for the Licensed Products, which shall be obtained and held in the name of MacroGenics or its Affiliate(s) or Sublicensee(s), as appropriate. Neose, at MacroGenics’ expense, shall provide reasonable assistance and technical support to MacroGenics in obtaining the Permits for the Licensed Products.  MacroGenics shall pay all expenses with respect to obtaining the Permits for the Licensed Products including, without limitation, the cost of clinical trials and preparation and prosecution of permit applications.  MacroGenics shall be solely responsible for renewing any Permits at its expense.

                  2.9.     Transfer of Materials.  From time to time during the Term, each Party may transfer to the other Party certain materials for use in performing its obligations under the Research Plan.  It is contemplated that Neose will provide to MacroGenics one or more of the following materials:  ****. It is also contemplated that MacroGenics will provide to Neose one

**** Material has been omitted and filed separately with the Commission.

or more of the following materials:  ****.  All Materials shall be transferred and received by the Parties subject to following terms and conditions.

                              2.9.1.     The Party receiving Material (“Recipient”) agrees to defend, indemnify, and hold harmless the Party providing such Material (“Provider”) from any Third Party loss, claim, damage, or liability of any kind whatsoever, which may arise from Recipient’s use, storage, or disposal of the Material, and Recipient assumes liability for claims or damages which may arise from its use, storage or disposal of such Material, except to the extent that such liability may arise from gross negligence or malfeasance on the part of the Provider.

                              2.9.2.     The Recipient shall use the Material received hereunder solely for the purpose of performing its obligations under this Agreement and subject to its terms.  The Recipient shall not transfer any of the Material received hereunder, or any progeny, derivatives, or modifications thereof, to any Person other than its employees who require such access for the purpose of performing its obligations under this Agreement, except with the prior written consent of the Provider.  In no event shall the Recipient use any Material received hereunder in human beings (including for diagnostic purposes).

                              2.9.3.     Any research involving the Material received hereunder (including but not limited to research involving the use of animals and recombinant DNA) shall be conducted in accordance with all federal, state, local, and other laws, regulations and ordinances governing such research including applicable NIH guidelines.

                              2.9.4.     Upon expiration or termination of this Agreement, each Recipient will immediately discontinue its use of the Material received hereunder and will, upon direction of the Provider, return or destroy such Material.

                  2.10.     Additional Development Activities.  Except as set forth in the Research Plan, Neose shall not have any obligation to perform any further research, development, scale-up services, technology transfer, technical support, improvements, modifications, or any other activities under this Agreement.  If MacroGenics undertakes the development of any Collaboration Product after the expiration or termination of the Research Plan, MacroGenics will assume the full responsibility and costs thereof.  MacroGenics acknowledges that it does not have, and shall not acquire hereunder, any rights under the Neose Technology to develop any Collaboration Product other than a Collaboration Product in a Licensed Category.

                  2.11.     Additional ****.****.  Except for the licenses to be granted by Neose under Section 3, **** that may be **** in connection with the development and/or commercialization of Licensed Products.

          3.     OPTION AND INTELLECTUAL PROPERTY GRANTS

                  3.1.     Option.  Neose hereby grants to MacroGenics a sole and exclusive right and option to obtain an exclusive license under the Neose Technology to develop and commercialize Collaboration Products in each of two Categories.  The Option may be exercised

**** Material has been omitted and filed separately with the Commission.

as set forth in Section 3.2.  Neose covenants and agrees that during the Designation Period: (i) Neose will not grant any rights or licenses to any Third Party with respect to any Potential Product in any Category, and (ii) except for the Collaboration, Neose will not perform any work or research with any Potential Product in any Category.

                  3.2.     Option Exercise.  On one or two occasions during the Designation Period, by notice from MacroGenics to Neose, MacroGenics shall have the right to designate up to two Categories as Licensed Categories, and, in each instance, upon the License Effective Date, Neose shall grant a license with respect to the Licensed Category as provided in Section 3.3.

                  3.3.     Exclusive License With Respect to Two Categories.  Subject to the terms and conditions of this Agreement, Neose hereby agrees to grant to MacroGenics, with respect to each of two Licensed Categories, as of the respective License Effective Date, an exclusive, royalty-bearing license (or sublicense) under the Neose Technology ****, (i) to make, have made, use, sell, offer to sell and import Potential Products in the Licensed Category in the Field of Use in the Territory, and (ii) to make, have made and use Reagents in the Territory solely for the purpose of making and having made Potential Products in the Licensed Category.  The licenses granted pursuant to this Section 3.3 shall include a right to grant Sublicenses in accordance with Section 3.4.

                  3.4.     Sublicense Rights.  Prior to the earlier of entering into a Sublicense or providing a proposed Sublicensee with Confidential Information of Neose, MacroGenics shall give notice to Neose identifying, and seeking Neose’s approval of, the proposed Sublicensee.  Neose shall have the right to deny such approval, by notice to MacroGenics within twenty (20) days after receipt of MacroGenics’ notice, if Neose demonstrates that the proposed Sublicensee:  (i)****.  If Neose approves a proposed Sublicensee or does not respond to MacroGenics’ notice regarding a proposed Sublicensee within the twenty (20)-day period, MacroGenics shall be entitled:  (x) to provide Confidential Information of Neose to the proposed Sublicensee after delivering to Neose an original non-disclosure and non-use agreement substantially in the form attached hereto as Exhibit 3.4 which has been duly executed by the proposed Sublicensee; and/or (y) to enter into a Sublicense with the proposed Sublicensee, which Sublicense shall contain provisions requiring the Sublicensee to comply with the provisions of this Agreement relating to Confidential Information and the ownership of intellectual property (including, without limitation, the provisions of Section 4 of this Agreement applicable to MacroGenics), which provisions shall be provided to Neose by MacroGenics at least five (5) business days before the execution of the Sublicense.  If Neose duly denies approval of a proposed Sublicensee, MacroGenics shall not provide the proposed Sublicensee any Confidential Information of Neose and shall not enter into a Sublicense with the proposed Sublicensee.

                  3.5.     Liability.  MacroGenics shall remain primarily liable to Neose for the performance by each Affiliate and Sublicensee in accordance with the terms and conditions of this Agreement that are applicable to an Affiliate or Sublicensee, as the case may be.

                    3.6.     Reservation of Rights.  Neose hereby reserves to itself all right, title and interest in and to the Neose Technology not expressly granted in any license that may be granted

**** Material has been omitted and filed separately with the Commission.

pursuant to Section 3.3.  Without limiting the foregoing, in no event shall this Agreement be construed to prohibit Neose from engaging in any of the following activities: (a) practicing the processes, methods and Know-How of the Neose Technology outside of the Categories at any time, or outside of the Licensed Categories at any time following the Designation Period, in each case, within the Field of Use or otherwise and including, without limitation, with potential products or products that may be considered competitive with any of the Licensed Products; (b) developing, making, using or selling proteins or Reagents, whether in conjunction with the Neose Technology or otherwise, for any use except in connection with the development or commercialization of Potential Products in any Category during the Designation Period, or in any Licensed Category at any time following the Designation Period; or (c) entering into and performing agreements with Third Parties regarding any of the foregoing including, without limitation, research agreements, development agreements and licensing agreements.

                  3.7.     MacroGenics Technology.  Subject to the terms and conditions of this Agreement, and solely to the extent necessary to enable Neose to carry out its obligations under the Research Plan, MacroGenics hereby grants to Neose, for the Research Period, a non-exclusive, royalty-free, license under the MacroGenics Technology to use such MacroGenics Technology for the sole purpose of carrying out its obligations under the Research Plan.  MacroGenics shall retain at all times all of its rights, title and interest to the MacroGenics Technology.

                  3.8.     No Other Right or Licenses.  Except for the rights and licenses expressly granted in this Agreement or granted upon the exercise of the Option, nothing in this Agreement shall be deemed to grant to any Party or Person any other rights or licenses, including, without limitation, any implied licenses.

                  3.9.     Restriction on Exercise of License Rights.  Under the licenses granted to MacroGenics pursuant to Section 3.3, MacroGenics shall not, and shall not grant to any Third Party the right to, make, have made, use, sell, offer to sell, or import any Potential Product in any Licensed Category that would result in there being more than two First Licensed Products and two Second Licensed Products at any time during the Term, unless and until the Parties shall have negotiated the fees, milestones, royalties, and any other special terms applicable to the exercise of any such rights with respect to Subsequent Licensed Products, with each Party acting in its sole discretion with respect to such negotiations.

                  3.10.     Compliance with Sublicenses.  From and after the License Effective Date of a license granted in accordance with Section 3.3, except for the payment provisions, MacroGenics shall comply with the terms and conditions of each license under which Neose is the licensee, which license is included in the Neose Technology licensed to MacroGenics with respect to Potential Products in the Licensed Category in the Field of Use.  ****

                  3.11.     Technology Transfer.  Promptly following the License Effective Date of a license granted in accordance with Section 3.3, Neose shall use Commercially Reasonable Efforts to transfer to MacroGenics the Know-How owned or Controlled by Neose that is useful

**** Material has been omitted and filed separately with the Commission.

in connection with the exercise by MacroGenics of its rights under such license with respect to Potential Products in the Licensed Category in the Field of Use.

          4.     OWNERSHIP OF INTELLECTUAL PROPERTY

                  4.1.     Intellectual Property Rights.  All Ownership Rights in and to the Neose Technology shall remain at all times with Neose.  All Ownership Rights in and to the MacroGenics Technology shall remain at all times with MacroGenics, subject to the Parties’ obligations to assign certain Ownership Rights to the other Party under Sections 4.3 and 4.4.

                  4.2.     Improvements

                              4.2.1.     Neose Improvements.  Any and all Neose Improvements shall be owned solely by Neose and shall be deemed to be part of the Neose Technology for all purposes, including, without limitation, the licenses to be granted under Section 3.3.  Except as provided in Section 4.4, any and all Collaboration Technology constituting Improvements made, conceived, or reduced to practice solely by Neose shall be owned by Neose.

                              4.2.2.     MacroGenics Improvements. Any and all Collaboration Technology constituting MacroGenics Improvements shall be owned solely by MacroGenics for all purposes, including, without limitation, the license granted under Section 3.7.  Except as set forth in Section 4.3, any and all Improvements made, conceived, or reduced to practice, solely by MacroGenics shall be owned by MacroGenics.

                              4.2.3.     Joint Improvements.  Except as otherwise provided in this Section 4.2.1 or 4.2.2, each of Neose and MacroGenics shall own a one-half undivided interest in any Collaboration Technology constituting Improvements made, conceived, or reduced to practice jointly by Neose and MacroGenics, whether patentable or not, provided, however, that a Party shall lose its one-half undivided interest in any Patent Rights included in Joint Improvement with respect to which it does not fund patent prosecution and maintenance costs, as provided in Section 4.5.

                  4.3.     Assignment by MacroGenics.  To the extent that MacroGenics may obtain or retain any Ownership Rights in any Neose Improvements, MacroGenics hereby irrevocably assigns and transfers, and agrees to assign and transfer, to Neose any and all such Ownership Rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Neose shall be entitled to receive and hold in its own name all such Ownership Rights.  With respect to any Ownership Rights that MacroGenics is required to assign and transfer to Neose under this Section 4.3, at the request of Neose and at Neose’s expense, either before or after termination of the Term, MacroGenics shall assist Neose in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming Neose’s title in and to, any such respective Ownership Rights, and MacroGenics shall provide Neose appropriate documentation evidencing Ownership Rights to which Neose is entitled.  MacroGenics’ assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, providing executed license documents, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by Neose.  For the purpose of facilitating the above assignments, MacroGenics agrees that any and all employees and contractors employed or engaged by MacroGenics and providing any service in connection with the Collaboration, prior to providing such service, shall have agreed in writing to covenants consistent with MacroGenics’ covenants set forth in this Section 4.3.

                  4.4.     Assignment by Neose.  To the extent that Neose may obtain or retain any Ownership Rights in any MacroGenics Improvements, Neose hereby irrevocably assigns and transfers to MacroGenics any and all such Ownership Rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and MacroGenics shall be entitled to receive and hold in its own name all such Ownership Rights.  With respect to any Ownership Rights that Neose may assign and transfer to MacroGenics under this Section 4.4, at the request of MacroGenics, and at MacroGenics’ expense, either before or after termination of this Agreement, Neose shall assist MacroGenics in acquiring and maintaining patent, copyright, trade secret and trademark protection upon, and confirming MacroGenics’ title in and to, any such respective Ownership Rights.  Neose’s assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by MacroGenics.  For the purpose of facilitating the above assignments, Neose agrees that any and all employees and contractors employed or engaged by Neose and providing any service in connection with the Collaboration, prior to providing such service, shall have agreed in writing to covenants consistent with Neose’s covenants set forth in this Section 4.4.

                  4.5.     Prosecution and Maintenance of Patent Rights in Collaboration Technology.  Each Party shall have the right, in its sole discretion and at its sole expense, to prepare, file, prosecute and maintain all Patent Rights covering Collaboration Technology that the Party solely owns, as determined in accordance with Section 4.  With respect to Joint Improvements, the Parties shall meet to determine whether patent protection is appropriate and, if so, in which countries, if any, patent applications claiming such joint inventions and discoveries should be filed.  The Parties shall jointly file, prosecute, and maintain, such patent applications, with each Party funding one-half of the costs thereof.  Either Party may at any time, in its sole discretion, discontinue funding the preparation, prosecution or maintenance of any Patent Rights covering Joint Improvements, in which case the Party discontinuing such support shall provide notice thereof to the other Party.  The Parties shall retain undivided equal interests in and to all Patent Rights covering Joint Improvements for as long as they are sharing the costs of prosecuting and maintaining such Patent Rights.  If a Party discontinues funding the preparation, prosecution or maintenance of any Patent Rights covering Joint Improvements, the other Party shall, thereafter, have sole rights in and to such Patent Rights.

                  4.6.     Use and Sublicensing of Joint Improvements.  Subject to the exclusive rights granted to MacroGenics under this Agreement, the exclusive Ownership Rights of the Parties under this Section 4, and the funding obligations of the Parties under Section 4.5, each Party shall be entitled to use its rights to Joint Improvements (including joint Patent Rights and joint Know-How) to develop, use, make, have made, import, offer to sell and sell products. Except for a Sublicense granted by MacroGenics in accordance with Section 3, if either Party wishes to sublicense any of its rights in and to Joint Improvements, it shall provide notice thereof to the other Party requesting its consent to grant the proposed sublicense, which consent shall not be unreasonably withheld.  The notice shall identify the proposed sublicensee, field of use, territory and other relevant factors.  Except for a Sublicense granted by MacroGenics in accordance with Section 3, if a proposed sublicense would permit a Third Party to develop a Potential Product, then a Party shall be entitled to withhold consent and the sublicense shall not be granted.  If a Party consents to the grant of any such proposed sublicense, the sublicensor Party shall pay the other Party a royalty of 1.5% of (i) net sales under the sublicense and (ii) any other revenues received by the sublicensor Party from the sublicensee.

                  4.7.     Enforcement of Ownership Rights

                              4.7.1.     Reports of Infringement.  MacroGenics shall promptly report in writing to Neose during the Term any infringement or misappropriation or suspected infringement or misappropriation of any Neose Technology of which MacroGenics becomes aware and shall provide Neose with its full cooperation in the protection and enforcement of the Neose Technology and all available evidence supporting said infringement, misappropriation, suspected infringement or unauthorized use or misappropriation.  Neose shall reimburse MacroGenics for its reasonable, documented costs of such cooperation, unless such infringement or misappropriation is caused by an Affiliate or Sublicensee of MacroGenics.

                              4.7.2.     Right to Institute Suit.  Except as set forth in Sections 4.8 and 4.9, Neose shall have the first right to initiate an infringement or other appropriate suit against any Third Party who at any time has infringed or is suspected of infringing or misappropriating, the Neose Technology with respect to a Potential Product in a Licensed Category in the Field of Use.  MacroGenics shall have the right to participate in and be represented by counsel in any such suit at MacroGenics’ expense, and Neose shall control any such suit initiated by Neose.  Neose shall not enter into any settlement, consent judgment or other voluntary final disposition of such suit that would adversely affect MacroGenics’ rights under this Agreement or that would adversely affect the scope, validity or enforceability of any Neose Patent licensed to MacroGenics without MacroGenics’ prior written consent, which consent shall not be unreasonably withheld. In the event that Neose recovers any sums in such suit by way of damages or in settlement thereof, such amount shall be used first to reimburse the costs and expenses of Neose incurred in connection with the suit, next to reimburse the costs and expenses of MacroGenics’ incurred in connection with the suit, if any, and Neose shall retain any remaining damages awarded to Neose therein, and MacroGenics shall retain any remaining damages awarded to MacroGenics therein.

                  4.8.     Continued Infringement.  If Neose fails to initiate suit under Section 4.7 within sixty (60) days after notice of any such infringement, and if MacroGenics is of the opinion that the alleged infringement or misappropriation of Neose Technology is occurring with respect to a Potential Product in a Licensed Category in the Field of Use then, upon MacroGenics’ written request, the Parties shall seek the opinion of patent counsel acceptable to both Parties as to whether there has been or continues to be such a misappropriation or infringement. If such patent counsel concurs with MacroGenics’ opinion, MacroGenics shall have the right, but not the obligation, to bring suit against such Third Party under the Neose Technology and to join Neose as a party plaintiff with respect to the manufacture, use, sale, offer to sell or import of Potential Products in a Licensed Category in the Field of Use.  Neose will cooperate with MacroGenics in any such suit brought against a Third Party and shall have the right to participate in and be represented by counsel in such suit at its own expense.

MacroGenics shall control any such suit, provided, however, that MacroGenics shall consult with Neose and its representatives with respect thereto.  MacroGenics shall not enter into any settlement, consent judgment or other final voluntary disposition of such suit that would adversely affect the scope, validity or enforceability of any Neose Patent.  In the event that MacroGenics recovers any sums in such suit by way of damages or in settlement thereof, such amount shall be used first to reimburse the costs and expenses of MacroGenics incurred in connection with the suit, next to reimburse the costs and expenses of Neose incurred in connection with the suit, if any, and MacroGenics shall retain any remaining damages awarded to MacroGenics therein, and Neose shall retain any remaining damages awarded to Neose therein.

                  4.9.     MacroGenics Trademarks.  MacroGenics shall select and own the trademarks for marketing the Licensed Products in the Territory. All expenses for (i) registration of such trademarks, and (ii) bringing, maintaining and prosecuting any action to protect or defend such trademarks, shall be borne by MacroGenics, and MacroGenics shall retain all recoveries therefrom.

          5.     FEES AND MILESTONES

                  5.1.     Licenses Granted Upon Exercise of Option.  In consideration of the licenses to be granted to MacroGenics by Neose with respect to each Second Licensed Product, MacroGenics shall pay the following fees, milestones and royalties to Neose:

                              5.1.1.     A fee of **** for each Second Licensed Product, payable upon the License Effective Date therefor; and

                              5.1.2.     Milestones with respect to each Second Licensed Product, payable as set forth below:

                                             5.1.2.1.     **** upon the filing of the first IND for such Second Licensed Product;

                                             5.1.2.2.     **** upon initiation of the first Phase III clinical trial of such Second Licensed Product;

                                             5.1.2.3.     **** upon the first filing for Regulatory Approval for such Second Licensed Product;

                                             5.1.2.4.     **** upon the first Regulatory Approval of such Second Licensed Product;

                                             5.1.2.5.     **** when the aggregate Net Sales of such Second Licensed Product in any four successive Calendar Quarters first equal or exceed ****; and

                                             5.1.2.6.     **** when the aggregate Net Sales of such Second Licensed Product in any four successive Calendar Quarters first equal or exceed ****.

**** Material has been omitted and filed separately with the Commission.

                  5.2.     Certain Substitutions; Restriction on Multiple Milestone Payments.  The Parties acknowledge that MacroGenics may discontinue the development of a First Licensed Product or Second Licensed Product after the filing of an IND.  In such event MacroGenics shall be entitled to substitute another Collaboration Product in a Licensed Category for such discontinued Licensed Product, provided, that there shall be no more than two Licensed Categories, two First Licensed Products and two Second Licensed Products at any time during the Term, unless and until this Agreement is amended with respect to Subsequent Licensed Products as contemplated in Section 3.9.  In the event that MacroGenics makes such a substitution of a Licensed Product during the Research Term, this Agreement shall be amended to reflect, among other things the resulting changes to the Research Plan and funding of any additional work to be conducted by Neose, as contemplated in Section 2.4.  MacroGenics shall not be required to pay in respect of any such substituted Second Licensed Product any upfront fee or milestone payments that MacroGenics previously shall have paid as provided in Section 5.1 in respect of the Second Licensed Product that was discontinued and for which the substitution was made.

                  5.3.     Royalties.  MacroGenics shall pay to Neose royalties, during the Term, as a percentage of annual Net Sales of First Licensed Products and Second Licensed Products, at the applicable rates set forth in this Section 5.3:

                              5.3.1.     *** Net Sales of First Licensed Products;

                              5.3.2.     ***Net Sales of each Second Licensed Product in a calendar year up to ****;

                              5.3.3.     **** Net Sales of each Second Licensed Product in a calendar year greater than **** and up to ****;

                              5.3.4.     **** Net Sales of each Second Licensed Product in a calendar year greater than **** and up to ****; and

                              5.3.5.     **** Net Sales of each Second Licensed Product in a calendar year greater than ****.

Royalties shall be due and payable for a First Licensed Product or Second Licensed Product only during the respective Royalty Period.

                  5.4.     MacroGenics Stacking Protection.  MacroGenics shall be entitled to reduce the royalties with respect to each Second Licensed Product based on the level of Net Sales for such Second Licensed Product and the royalties payable by MacroGenics to Third Parties in respect of such Net Sales, as set forth below.

                              5.4.1.     For the portion of Net Sales of a Second Licensed Product in a calendar year up to ****, MacroGenics shall be entitled to deduct from the annual royalties due to Neose, **** of the royalties paid by MacroGenics to Third Parties in respect of such Net

**** Material has been omitted and filed separately with the Commission.

Sales, provided that no royalty rate due to Neose under Section 5.3 shall be less than **** Net Sales as a result of any such reduction; and

                              5.4.2.     For the portion of Net Sales of a Second Licensed Product in a calendar year over ****, MacroGenics shall be entitled to deduct from the annual royalties due to Neose, **** of the royalties paid by MacroGenics to Third Parties in respect of such Net Sales, provided that no royalty rate payable to Neose under Section 5.3 shall be less than **** Net Sales as a result of any such reduction.

                  5.5.     Royalty Payments.  MacroGenics shall make royalty payments to Neose on a quarterly basis, within forty-five (45) days after the end of each Calendar Quarter during the Term.  Royalty payments shall commence, with respect to each Licensed Product in each country, on the date of first Commercial Sale in such country.

                  5.6.     Currency Conversion.  If any currency conversion from a foreign currency into United States Dollars shall be required in connection with the calculation of Net Sales, such conversion shall be made using the average exchange rate for the applicable Calendar Quarter, as reported by The Wall Street Journal.

                  5.7.     Payment Reports.  Within 45 days after the close of each Calendar Quarter during the Term, MacroGenics shall furnish to Neose a written report showing in reasonably specific detail, on a country-by-country basis for each Licensed Product:

                              5.7.1.     All Net Sales of the Licensed Product during such quarter expressed in United States Dollars.

                              5.7.2.     The exchange rates used in determining Net Sales of the Licensed Product in United States Dollars in accordance with Section 5.6.

                              5.7.3.     Royalties payable in United States Dollars based upon such Net Sales of the Licensed Product during such Calendar Quarter.

                  5.8.     Payment Method.  MacroGenics shall make all payments under this Agreement in United States Dollars by bank wire transfer in immediately available funds to **** Bank, ABA # ****  Acct ****, or to such other account as Neose shall designate to MacroGenics in writing before such payment is due.

                  5.9.     Records; Audits. MacroGenics shall, and shall cause its Affiliates and Sublicensees, if any, to, keep complete, true, and accurate books of account and records in connection with the production and Commercial Sales of Licensed Products in sufficient detail to permit accurate determination of all figures necessary for verification of payments required to be made by MacroGenics under this Agreement.  MacroGenics shall, and shall cause its Affiliates and Sublicensees, if any, to, maintain such records for at least two years following the end of the quarter to which such books and records pertain.  Neose shall have the right, at its expense, through a certified public accounting firm reasonably acceptable to MacroGenics, to examine the records required to be maintained by MacroGenics, its Affiliates and Sublicensees under this

**** Material has been omitted and filed separately with the Commission.

Section 5.9 upon reasonable notice and during regular business hours prior to the termination or expiration of this Agreement and for two years thereafter for the purpose of verifying the reports delivered pursuant to Section 5.7, provided that such examination shall not take place more often than once a year.  MacroGenics may require such certified public accounting firm to sign a confidential disclosure agreement prior to permitting such certified public accounting firm to have access to its books, records or facilities.  Such accounting firm shall report to Neose only whether or not the reports submitted by MacroGenics are accurate for the period covered and the details concerning any identified discrepancies.  If any such audit uncovers an underpayment, MacroGenics shall promptly pay to Neose the amount of such underpayment.  If any such underpayment exceeds 5% of the amount due, MacroGenics shall pay the entire expense of such audit within 20 days after invoice.

                  5.10.     Taxes.  MacroGenics may deduct the amount of any taxes imposed on Neose which are required to be withheld or collected by MacroGenics or its Sublicensees under the laws of any country from amounts owing to Neose hereunder to the extent MacroGenics, its Affiliates or Sublicensees pay such withholding taxes to the appropriate governmental authority on behalf of Neose and promptly deliver to Neose a receipt or other proof of payment of such taxes.

          6.     DILIGENCE IN COMMERCIAL DEVELOPMENT

                  6.1.     Commercial Development.  MacroGenics shall use Commercially Reasonable Efforts to obtain Regulatory Approvals for a Licensed Product in each Licensed Category.  The sole and exclusive remedy for the breach of MacroGenics’ obligations under this Section 6.1 with respect to a Licensed Category shall be termination of MacroGenics’ license with respect to such Licensed Category pursuant to Section 10.2.4.1.

                  6.2.     Certain Diligence Milestones; Deleted Categories.  If any of the diligence milestone events set forth in Section 6.2.1, 6.2.2 or 6.2.3 has not been achieved in respect of a Licensed Category by the applicable date specified below, then, as the sole and exclusive remedy therefor, Neose shall have the right to terminate the license granted to MacroGenics for such Licensed Category in accordance with the provisions of this Section 6.2.   Neose’s right to terminate the license for a Licensed Category shall be continuing unless MacroGenics provides written notice to Neose stating that a diligence milestone event has not been achieved and Neose does not provide notice of termination of the respective license to MacroGenics within ninety (90) days after receipt of MacroGenics’ notice.  Thirty (30) days after Neose provides a notice of termination of a license in accordance with this Section 6.2, the license shall automatically terminate and the Licensed Category shall become a Deleted Category.  The diligence milestone events are:

                              6.2.1.     the first dose of a First Licensed Product or Second Licensed Product in the Licensed Category is administered to a human subject within **** after the initiation of work under the Research Plan on the first Potential Product within the Licensed Category;

**** Material has been omitted and filed separately with the Commission.

                              6.2.2.     the first Regulatory Approval for a First Licensed Product or Second Licensed Product in the Licensed Category is obtained in the U.S. or E.U. within **** after the initiation of work under the Research Plan on the first Potential Product within the Licensed Category; and

                              6.2.3.     the first Commercial Sale of a First Licensed Product or Second Licensed Product in the Licensed Category is made within **** after the initiation of work under the Research Plan on the first Potential Product within the Licensed Category.

                  6.3.     Commercialization of Deleted Categories.  Neose shall be free to develop and commercialize any and all potential products in a Deleted Category free and clear of any right or license that may have been granted under this Agreement, except for its obligations of confidentiality under Section 7.

          7.     CONFIDENTIALITY

                  7.1.     Confidential Information.  Any and all Confidential Information received by one Party from the other Party, at any time and from time to time prior to the Effective Date or during the Term shall be protected by the receiving Party under this Section 7.  In addition, any and all Collaboration Technology shall be treated as Confidential Information of the Party or Parties having Ownership Rights therein and protected under this Section 7.

                  7.2.     Protection of Confidential Information.  Each Party for a period of five years from the expiration or earlier termination of this Agreement: (a) shall maintain the secrecy of, and hold in strict confidence, the Confidential Information of the other Party except as permitted by this Agreement; (b) shall not use such Confidential Information for any other purpose other than in furtherance of this Agreement; and (c) except as permitted by this Agreement or with the express written authorization of the Disclosing Party, use, disclose or grant the use of such Confidential Information to any other Persons except to those of the its directors, officers, employees, and advisors, each of whom is otherwise bound by contract or legal or fiduciary obligation at the time of such disclosure to maintain the secrecy of, and hold in confidence, such Confidential Information.  A Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

                  7.3.     Permitted Disclosures.  The obligations set forth in Section 7.2 shall not apply to the extent that a Party: (a) is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, provided that the Party required to make the disclosure shall provide written notice thereof and sufficient opportunity to the other Party to object to any such disclosure or to request confidential treatment thereof; or (b) can demonstrate that: (i) the information was public knowledge or generally known at the time it became known hereunder or thereafter became public knowledge or generally known other than as a result of acts directly or indirectly attributable to such Party in violation hereof; (ii) the information is not Collaboration Technology owned by the other Party and was rightfully known by the receiving Party (as shown by its written records) prior to the date of disclosure by the disclosing Party under this Agreement; (iii) the information was disclosed to the receiving Party

**** Material has been omitted and filed separately with the Commission.

on an unrestricted basis by a Third Party not under a duty of confidentiality to the other Party, or (iv) the information is not Collaboration Technology owned by the other Party and was independently developed by receiving Party (as shown by its written records) without any use of or access to information of the disclosing Party.  If a Party is required to make any disclosure of the other Party’s Confidential Information under any circumstances described in Section 7.3(a), the Party subject to such requirement will, except under extraordinary circumstances, give reasonable advance notice thereof to the other Party to allow such other Party the right to object to and defend against the required disclosure and will use Commercially Reasonable Efforts to secure confidential treatment of the Confidential Information required to be disclosed.

                  7.4.     Additional Disclosures Permitted by MacroGenics.  The non-disclosure restrictions contained in this Section 7 shall not apply to Confidential Information that: (a) is submitted by MacroGenics to governmental authorities to facilitate the issuance of Regulatory Approvals for a Licensed Product, provided that MacroGenics shall take reasonable measures to assure the confidential treatment of such information, to the extent practicable; or (b) in exercising the rights and licenses granted under this Agreement, is provided by MacroGenics to Third Parties under appropriate terms and conditions, including confidentiality provisions at least as protective of Neose as those in this Agreement, provided that with respect to sublicensing the provision of Confidential Information is subject to Section 3.4.

                  7.5.     Disclosures of Data in Patent Applications and For Promotional Purposes.  Each Party shall have the right to use data generated under the Research Plan to support its patent applications and for promotional purposes, provided that the Party wishing to make such a disclosure shall notify the other Party of the proposed disclosure at least 30 days in advance of the proposed disclosure and, unless otherwise agreed, shall maintain the confidentiality of the other Party’s name, Confidential Information, and the specific identity of any Collaboration Product.  In addition, if the other Party reasonably determines that it is necessary to protect the confidentiality of the Collaboration Product in any such proposed disclosure, the disclosing Party shall maintain the confidentiality of the applicable Category.

                  7.6.     Certain Disclosures Regarding Deleted Categories.  All data generated under the Research Plan with respect to any Deleted Categories shall be deemed the Confidential Information of both Parties.  Notwithstanding the foregoing, Neose shall be entitled to use all results (including, without limitation, Confidential Information) generated from work conducted under the Research Plan on any Deleted Category to pursue the development and commercialization of potential products and products (including, without limitation, Collaboration Products) in any of the Deleted Categories, outside of this Agreement, provided, however, that Neose shall not be entitled to use such results for pursuing the development, outside of this Agreement, of any Collaboration Product that was ****   The rights of Neose under this Section 7.6 shall not include the right to use any Confidential Information of MacroGenics other than Collaboration Technology and data generated under the Research Plan with respect to a Category prior to the time it was deemed a Deleted Category hereunder.  No right or license is granted under any patents or patent application owned by or licensed to MacroGenics, except as provided in Section 3.7.

**** Material has been omitted and filed separately with the Commission.

                  7.7.     Enforcement.  Both Parties agree that it would be impossible or inadequate to measure and calculate the other Party’s damages from any breach of the covenants of confidentiality and non-use in this Section 7.  Accordingly, each Party agrees that if it breaches any of such covenants, the other Party will have available, in addition to any other right or remedy available, the right to seek an injunction from a court of competent jurisdiction restraining such breach or threatened breach and to specific performance of any such provision of this Section 7.  Both Parties further agree that no bond or other security shall be required in obtaining such equitable relief.

                  7.8.     Publicity.  Except as required by law, all publicity, press releases and other announcements relating to this Agreement or the transactions contemplated hereby, shall be reviewed in advance by, and shall be subject to the reasonable approval of, both Parties.  Attached hereto as Exhibit 7.8 is an approved form of a press release to be issued by the Parties upon the execution and delivery of this Agreement.

                  7.9.     Confidential Terms.  The Parties acknowledge and agree that a Party may be required to file a copy of this Agreement as an exhibit to its filings with the Securities and Exchange Commission (“SEC”), and that any such filing will be made with a request for confidential treatment of certain terms and provisions.  The Parties shall cooperate in the preparation of any such filing and request.  To the extent that confidential treatment is granted by the SEC, each Party agrees not to disclose any confidential terms or provisions to any Third Party without the prior consent of the other Party, except that such consent shall not be required for disclosure required by applicable law, rule or regulation or for disclosure to a Third Party with whom the disclosing Party has entered into or proposes to enter into a business relationship related to the subject matter of this Agreement, provided that such Third Party is subject to an appropriate confidentiality agreement with the disclosing Party which is applicable to this Agreement and protects its confidential terms and provisions.  It is expressly agreed that MacroGenics may disclose this Agreement and its confidential terms and provisions to any Third Party that has executed a Required Agreement with Neose.  It is further agreed that either Party may disclose this Agreement to its attorneys, accountants and financial consultants or in connection with a proposed financing or proposed merger, consolidation or sale of all or a portion of its business or a permitted assignment of this Agreement, provided that the disclosing Party obtains an appropriate confidentiality agreement or assurances of confidentiality from each such Third Party.

          8.     REPRESENTATIONS AND WARRANTIES

                  8.1.     Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other that:

                              8.1.1.     The execution, delivery and performance of this Agreement by it have been duly authorized by all requisite corporate action, and this Agreement has been duly executed and delivered by and on behalf of such Party.

                              8.1.2.     The execution, delivery and performance by such Party of this Agreement does not (i) conflict with or violate any applicable statute, law, rule or regulation,

(ii) conflict with or violate its charter, bylaws or other organizational document, or (iii) conflict with or constitute a default under any contract or agreement of such Party.

                  8.2.     Representations and Warranties of Neose.  Neose warrants to MacroGenics, as of the Effective Date, that:

                              8.2.1.     It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.

                              8.2.2.     It is the sole and exclusive owner of the Neose Patents, or otherwise Controls the Neose Patents, and has the full corporate power and authority to grant the Option and the licenses to be granted hereunder.

                              8.2.3.     ****

                              8.2.4.     It has not granted and will not grant to any Person any rights or licenses in or to the Neose Technology that are or would be inconsistent with the rights granted to MacroGenics under this Agreement.

                              8.2.5.     ****

                              8.2.6.     ****

                  8.3.     Representations and Warranties of MacroGenics.  MacroGenics warrants to Neose, as of the Effective Date, that:

                              8.3.1.     It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the power and authority to sign, deliver and perform all of its obligations under this Agreement.

                              8.3.2.     It is the sole and exclusive owner of the MacroGenics Patents, or otherwise Controls the MacroGenics Patents licensed to Neose under Section 3.2, and has the full corporate power and authority to grant such licenses granted hereunder.

                              8.3.3.     ****

                  8.4.     Disclaimer of Warranties.  EXCEPT FOR THE WARRANTIES SET FORTH IN SECTION 8.1 to 8.3, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT.

                  8.5.     Acknowledgment by MacroGenics.  MacroGenics acknowledges and hereby agrees that Neose makes no representations or warranties as to the outcome of the

**** Material has been omitted and filed separately with the Commission.

Collaboration, including without limitation whether the application of the Neose Technology will improve Potential Products or Antibodies.

          9.     INDEMNIFICATIONS AND LIMITED LIABILITY

                  9.1.     Indemnification by Neose.  Neose shall indemnify, defend and hold harmless MacroGenics and its Affiliates, and each of their respective employees, officers, directors and agents (each, a “MacroGenics Indemnified Party”) from and against any and all Third Party claims, suits, losses, obligations, damages, deficiencies, costs, penalties, liabilities (including strict liabilities), assessments, judgments, amounts paid in settlement, fines, and expenses (including court costs and reasonable fees of attorneys and other professionals) (individually and collectively, “Losses”) resulting from or arising in connection with (i) the breach by Neose of any of its representations or warranties contained in Section 8, and (ii) any claim by a Third Party alleging that the use of the Neose Technology infringes upon the Patent Rights of such Third Party.  Notwithstanding the foregoing, Neose shall have no obligation to indemnify, defend or hold harmless a MacroGenics Indemnified Party for any Losses to the extent that such Losses were caused by (i) the negligence, unlawful act or willful misconduct of any of the MacroGenics Indemnified Parties, or (ii) a breach by MacroGenics of any of its representations and warranties set forth in Section 8.

                  9.2.     Indemnification by MacroGenics.  MacroGenics shall indemnify, defend and hold harmless Neose and its Affiliates, and each of their respective employees, officers, directors and agents (each, a “Neose Indemnified Party”) from and against any and all Losses resulting from or arising in connection with (i) the breach by MacroGenics of any of its representations and warranties set forth in Section 8, (ii) the failure of any Affiliate to comply with any obligation of MacroGenics applicable to the Affiliate under this Agreement, (iii) the failure of any Sublicensee to comply with any obligation under its Required Agreement with Neose or any Sublicense granted by MacroGenics hereunder, (iv) the promotion, distribution, use, testing, marketing, sale, or other disposition of any Licensed Product by any of MacroGenics, its Affiliates or Sublicensees, and (v) any claim by a Third Party alleging that the use of the MacroGenics Technology in the Collaboration, or the manufacture, sale or use of Licensed Products by any of MacroGenics, its Affiliates or Sublicensees, infringes upon the Patent Rights of such Third Party, except to the extent such claims arise solely as a result of the use of Neose Technology in accordance with a license granted under Section 3.3.  Notwithstanding the foregoing, MacroGenics shall have no obligation to indemnify, defend or hold harmless a Neose Indemnified Party for any Losses to the extent that such Losses were caused by (i) the negligence or willful misconduct of any of the Neose Indemnified Parties, or (ii) a breach by Neose of any of its representations and warranties set forth in Section 8.

                  9.3.     Indemnification Procedure.  Each Party shall provide prompt written notice to the other of any actual or threatened Loss or claim therefor of which the other becomes aware; provided that the failure to provide prompt written notice shall only be a bar to recovering Losses to the extent that a Party was prejudiced by such failure.  In the event of any such actual or threatened Loss or claim therefor, each Party shall provide the other information and assistance as the other shall reasonably request for purposes of defense and each Party shall receive from the other all necessary and reasonable cooperation in such defense including, but not limited to, the services of employees of the other Party who are familiar with the transactions or occurrences out of which any such Loss may have arisen.  The indemnifying Party shall keep the indemnified Party reasonably informed of the progress of any claim, suit or action under this Section 9.3 and the indemnified Party shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense, but the indemnifying Party shall have the sole right to control the defense of settlement thereof.  Notwithstanding the foregoing, the indemnifying party shall not be liable for any amounts due as a result of settlement or compromise or admission of liability by the indemnified party except as otherwise agreed in advance in writing by the indemnifying Party.

                  9.4.     Consequential Damages.  EXCEPT FOR DAMAGES PAYABLE IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATIONS (WHICH MAY INCLUDE LIABLITY FOR CONSEQUENTIAL DAMAGES OWNED BY THE INDEMNIFIED PARTY TO A THIRD PARTY), NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR INCIDENTAL DAMAGES SUFFERED BY SUCH OTHER PARTY AND ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), INCLUDING, WITHOUT LIMITATION, LOST PROFITS, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

                  9.5.     Insurance.  MacroGenics agrees to maintain during the Term commercial general liability insurance with limits of not less than $1,000,000 per occurrence and $5,000,000 in the aggregate to cover its indemnification obligations under Section 9.2.  In addition, MacroGenics agrees to maintain during the Term clinical trials insurance and product liability insurance with limits reasonable to cover its indemnification obligations under Section 9.2.  All insurance shall be procured with carriers having an AM Best Rating of A-VII or better.

          10.    TERM AND TERMINATION

                   10.1.     Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated in accordance with -Section 10.2, shall terminate on the earlier of (i) fifty (50) years after the Effective Date or (ii) when MacroGenics has no further royalty obligations under this Agreement and, in each case, is no longer developing any Licensed Products.

                   10.2.     Termination

                                10.2.1.     Termination of Collaboration.  If the Collaboration is terminated by mutual agreement, this Agreement will automatically terminate.

                                10.2.2.     Termination by MacroGenics.  MacroGenics may terminate this Agreement, in its entirety, or with respect to any Licensed Category, at any time, effective upon 30 days notice to Neose.

                                10.2.3.     No Commercial Sale.     If there is no Commercial Sale of a First Licensed Product or Second Licensed Product within **** after the Effective Date, either Party may terminate this Agreement upon 30 days written notice to the other.

                                10.2.4.     Termination for Cause.

                                                                10.2.4.1.     Breach.  Neose shall have the right to terminate (i) this Agreement in its entirety at any time for material breach by MacroGenics of any of its obligations under this Agreement, other than a breach of Section 6.1 or 6.2, or (ii) MacroGenics’ license with respect to a Licensed Category for any breach of MacroGenics’ obligations under Section 5 with respect to such Licensed Category or in accordance with Section 6.1 or 6.2, in each case, upon written notice by Neose to MacroGenics describing such breach in reasonable detail and stating Neose’s intention to terminate this Agreement, provided that MacroGenics shall have a period of sixty (60) days from the date of such notice to cure the breach, or, if such breach is not susceptible of being cured within such sixty (60) day period, and MacroGenics utilizes diligent good faith efforts to cure such breach, then such period shall be extended to one hundred and twenty (120) days.  If such breach is cured within the applicable period, the termination notice shall become ineffective.  Otherwise, the termination shall become effective upon the expiration without cure of the applicable period.

                                                                10.2.4.2.     Bankruptcy.  A Party shall have the right to terminate this Agreement at any time upon the filing or institution of a liquidating bankruptcy proceeding by the other Party, provided, however, that in the case of any involuntary liquidating bankruptcy proceeding, such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

                   10.3.     Effect of Termination or Expiration

                                10.3.1.     Prior Obligations.  Termination or expiration of this Agreement shall not relieve the Parties of any obligation arising prior to the effective date of such termination or expiration and shall not constitute a waiver of any right of the Parties under this Agreement as a result of breach or default.

                                10.3.2.     Confidential Information.  Upon the termination or expiration of this Agreement, each Recipient shall, as the Disclosing Party may direct, destroy or return to the Disclosing Party promptly all tangible materials provided to Recipient by the Disclosing Party that embody the Disclosing Party’s Confidential Information and shall erase or delete all of the Disclosing Party’s Confidential Information embodied in any magnetic, optical or intangible medium or stored or maintained on any information storage and/or retrieval device, and deliver to the Disclosing Party a certification of such destruction, return, erasure or deletion signed by an officer of the Disclosing Party.

                                10.3.3.     Survival.  No termination under this Agreement shall constitute a waiver of any rights or causes of action that either Party may have for any acts or omissions or breach under this Agreement by the other Party prior to the termination date.  The following

**** Material has been omitted and filed separately with the Commission.

Sections of this Agreement shall survive the expiration or any termination of this Agreement in accordance with their respective meanings: Sections 3.5, 4, 7, 9, 10.3, 11 and any other provision required to interpret this Agreement.

                                10.3.4.     Effect on Licenses.  Any licenses granted to MacroGenics under this Agreement, unless earlier terminated, shall automatically terminate at the same time this Agreement terminates.

                                10.3.5.     Survival of Certain Sublicenses  In the event that a Sublicense has been granted by MacroGenics pursuant to this Agreement and such Sublicense is in effect at the time of termination of this Agreement or at the time of termination of MacroGenics’ license to a Licensed Category, Neose agrees to grant to such Sublicensee a license under the Neose Technology of the same scope granted to such Sublicensee by MacroGenics under the terms and conditions of this Agreement, provided, that: (i) ****.  The foregoing provisions of this Section 10.3.4 shall apply only with respect to **** Licensed Product, which Sublicense may be designated by MacroGenics, and any **** granted with respect to **** shall terminate automatically at the same time this Agreement terminates.  At the request of MacroGenics, Neose agrees to acknowledge to a Sublicensee in writing Neose’s obligations under this Section 10.3.5.

          11.    DISPUTE RESOLUTION

                   11.1.     By Senior Officers.  Except as otherwise provided in Section 7.7 or where a Party otherwise seeks injunctive or equitable relief, all disputes arising under this Agreement will first be submitted in writing for dispute resolution to the Designated Representative of each Party.  If the dispute is not resolved within 45 days, the dispute  shall be referred to arbitration in accordance with Section 11.2.

                   11.2.     Arbitration

                                11.2.1.     Rules and Location.  Except with respect to disputes arising under Section 7 or where a Party otherwise seeks injunctive or equitable relief, all disputes arising between the Parties under this Agreement that have not been resolved in accordance with Section 11.1 shall be settled by arbitration conducted in accordance with the procedures of the American Arbitration Association (“AAA”). The version of the arbitration rules which are in force when the dispute occurs shall be decisive. The arbitration tribunal shall have one arbitrator, who shall be selected from the panels of the AAA by agreement of the Parties, provided, however that if the parties cannot agree on the  arbitrator, the arbitration tribunal shall consist of three arbitrators, one selected by Neose, one selected by MacroGenics, and the third selected by the other two arbitrators. The arbitration tribunal may also decide on the validity of the arbitration agreement.  In such arbitration, the arbitrators shall not have the right to change the rights and obligations of the Parties under this Agreement. The place of the arbitration tribunal shall be Philadelphia, Pennsylvania. The arbitration proceedings, orders and writs shall be in the English language.

**** Material has been omitted and filed separately with the Commission.

                                11.2.2.     Judgments.  Any award rendered by the arbitrators shall be binding upon the Parties hereto and shall be final.  Judgment upon the award may be entered in any court of record of competent jurisdiction.

                                11.2.3.     Expenses.  Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared unless otherwise ordered by the arbitrators.

          12.    GOVERNMENT APPROVAL

                   12.1.     HSR Filing.  MacroGenics, in consultation with Neose, shall make the determination as to whether filing under the HSR Act is required with respect to any licenses granted hereunder.  If any HSR filing is required, to the extent necessary, each Party shall file, as soon as practicable after the date this Agreement is executed, with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) the notification and report form (the “Report”) required under the HSR Act with respect to the transactions as contemplated hereby and shall reasonably cooperate with the other Party to the extent necessary to assist the other Party in the preparation of its Report and to proceed to obtain necessary approvals under the HSR Act, including but not limited to the expiration or earlier termination of any and all applicable waiting periods required by the HSR Act.  Each Party shall bear its own expenses, including, without limitation, legal fees, incurred in connection with preparing such filings.

                             12.2.     Obligations.  Each Party shall use its good faith efforts to eliminate any concern on the part of any court or government authority regarding the legality of the proposed transaction, including, if required by federal or state antitrust authorities, promptly taking all steps to secure government antitrust clearance, including, without limitation, cooperating in good faith with any government investigation including the prompt production of documents and information demanded by a second request for documents and of witnesses if requested.

                             12.3.     Additional Approvals.  Each Party will cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications authorizations, permits and waivers, if any, and to do all other things necessary or desirable for the consummation of the transactions as contemplated hereby.  Neither Party shall be required, however, to divest or out-license products or assets or materially change its business if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transactions contemplated by this Agreement.

                             12.4.     Termination.  If a Report is required to be filed under the HSR Act, either Party hereto may terminate this Agreement by written notice to the other Party, if, within one hundred twenty (120) days after this Agreement is signed by the Parties, approval of the transactions contemplated by this Agreement under the HSR Act has not been obtained or the notice and waiting period, as may be extended by the FTC, under the HSR Act has not expired without adverse action regarding this Agreement or the transactions contemplated hereby.  If this Agreement is terminated pursuant to this Section 12.4, then, notwithstanding any provision in this Agreement to the contrary, neither Party hereto shall have any further obligation to the other Party with respect to the subject matter of this Agreement.

          13.    MISCELLANEOUS

                   13.1.     Force Majeure.  Any delays in or failures of performance by either Party under this Agreement (other than failure to pay amounts due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to: acts of God, earthquake, new regulations or laws of any government, strikes or other concerted acts of workers; fire, floods, explosions; riots; wars; rebellion; and, sabotage, and any time for performances under this Agreement shall be extended by the time of delay reasonably occasioned by such occurrence.  Each Party agrees to notify the other promptly of any factor, occurrence or event coming to its attention that may affect its ability to meet its obligations under this Agreement.

                   13.2.     Notices.  Any notice, consent or report (each, a “Notice”) required or permitted to be given by either Party under this Agreement shall be in writing and shall be either personally delivered or sent by facsimile (confirmed by internationally-recognized express courier), or by internationally-recognized express courier (such as Federal Express or DHL), to the other Party at its address set forth below, or such new address as may from time to time be supplied under this Agreement by a Party.  Except as otherwise set forth in this Agreement, any Notice shall be effective upon receipt by the addressee.  Provided that all postage or delivery charges are prepaid in full by the sender and the Notice has been addressed as set forth in this Agreement:

                                13.2.1.     if such Notice is sent by facsimile (confirmed by internationally recognized express courier which includes a copy of the report showing the date and time of transmission), then the Notice shall be deemed to be received upon transmission (if transmitted on a business day) or the next business day following transmission; and

                                13.2.2.     if such Notice is sent by internationally-recognized express courier, then the Notice shall be deemed to be received two (2) business days after deposit with the courier service.

          If to Neose:

                   Neose Technologies, Inc.
                   102 Witmer Road
                   Horsham, PA 19044
                   Attention: General Counsel
                   Fax: 215-315-9100

          If to MacroGenics:

                   MacroGenics, Inc.
                   1500 East Gude Drive
                   Rockville, MD 20850
                   Attention:  Chief Executive Officer
                   Fax: 301-251-5321

                   13.3.     Governing Law.  This Agreement and any controversy, claim or dispute arising under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law principles of any jurisdiction.

                   13.4.     U.S. Export Laws and Regulations.  The Parties hereby acknowledge that their rights and obligations under this Agreement may be subject to the laws and regulations of the United States of America relating to the export of products and technical information.  Without limitation, each Party shall comply, and assist the other Party in complying, with all such laws and regulations.

                   13.5.     Assignment.  Any assignment by Neose of its rights in or to any of the Neose Technology licensed to MacroGenics shall be expressly made subject to MacroGenics’ licenses granted under this Agreement.  Neither Party shall assign any of its rights or obligations under the Agreement, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided that either Party may assign (i) any of its rights or obligations under this Agreement in any country to any of its Affiliates, for so long as they remain Affiliates, and (ii) all of its rights or obligations under this Agreement in connection with the merger or similar reorganization or sale of all or substantially all of its assets or a sale of that part of its business relating to the subject matter of the Agreement.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  A Party shall notify the other Party in writing upon making any such assignment.  Any purported assignment in violation of this Section shall be null and void.  This Agreement shall bind and inure to the benefit of each Party and its respective permitted successors and assigns.

                   13.6.     Amendments.  No change, modification, extension, termination or waiver of the Agreement (including, without limitation, the Research Plan), or any of the provisions in this Agreement contained, shall be valid unless made in writing and signed by duly authorized representatives of the Parties to this Agreement.

                   13.7.     Independent Contractors.  The Parties to this Agreement are acting as independent contractors and shall not be considered partners, joint venturers or agents of the other.  Neither Party shall have the right to act on behalf of, or to bind, the other.

                   13.8.     Severability.  The provisions of this Agreement are intended to be severable.  If any one or more of the provisions of this Agreement is or becomes invalid, is ruled illegal by a court of competent jurisdiction or is deemed unenforceable under the current applicable law from time to time in effect during the Term, it is the intention of the Parties that the remainder of the Agreement shall not be affected thereby and shall continue to be construed to the maximum extent permitted by law at such time.  It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal, or unenforceable, there shall be substituted or added as part of this Agreement by such court of competent jurisdiction or any arbitrator(s) appointed pursuant to Section 11.2, a provision which shall be as similar as possible, in economic and business objectives as intended by the Parties to such invalid, illegal or unenforceable provision, but shall be valid, legal and enforceable.

                   13.9.     Waiver.  The waiver by either Party to this Agreement of any right under this Agreement or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right under this Agreement or of any other breach or failure by said other Party whether of a similar nature or otherwise.

                   13.10.     No Third Party Beneficiaries.  Each of Neose and MacroGenics intend that only Neose and MacroGenics will benefit from, and are entitled to enforce the provisions of, this Agreement and that no Third Party beneficiary is intended under this Agreement.

                   13.11.     Descriptive Headings; Section and Exhibit References.  The headings of the several sections of this Agreement are intended for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  All references in this Agreement to a Section or Exhibit shall be interpreted as references to the respective Section or Exhibit of this Agreement unless the context requires otherwise.

                   13.12.     Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.  Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) and such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

                   13.13.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   13.14.     Entire Agreement.  This Agreement, including all exhibits to this Agreement (the “Attachments”), embodies the entire understanding between the Parties and supersedes any prior understanding and agreements between and among them respecting the subject matter of this Agreement, including, without limitation, the Mutual Confidentiality Agreement.  There are no representations, agreements, arrangements or understandings, oral or written, between the Parties to this Agreement relating to the subject matter of the Agreement, which are not fully expressed in this Agreement.  If any provisions of any such Attachment conflict with any provisions set forth in this Agreement, the provisions of this Agreement shall take precedence.

          IN WITNESS WHEREOF, the undersigned Parties, acting through their duly authorized representatives, have executed this Agreement in multiple counterparts.

NEOSE TECHNOLOGIES, INC.

By:	/s/ C. BOYD CLARKE

Name:	C. Boyd Clarke
Title:	CEO

MACROGENICS, INC.

By:	/s/ SCOTT KOENIG

Name:	Scott Koenig
Title:	CEO

Exhibits Index

Exhibit 1.37	License Agreements

Exhibit 2.1	Research Plan

Exhibit 3.4	Required Agreement for Proposed Sublicensees

Exhibit 7.8	Press Release

EXHIBIT 1.37

LICENSE AGREEMENTS

****

Exhibit 1.37 - 1

     **** Material has been omitted and filed separately with the Commission.

EXHIBIT 2.1

RESEARCH PLAN

Activity	Site	FTE	Time

****

Exhibit 2.1 - 1

          **** Material has been omitted and filed separately with the Commission.

EXHIBIT 3.4

NEOSE TECHNOLOGIES, INC.

          FORM OF REQUIRED AGREEMENT FOR PROPOSED SUBLICENSEES

          This CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of this ___ day of ________, 200_, by and between Neose Technologies, Inc., a Delaware corporation (“Neose”), and ____________________ , a __________ corporation (“Recipient”).

BACKGROUND

          Neose has developed and continues to develop proprietary technologies and related know-how for the glycosylation, design and remodeling of proteins, peptides and antibodies, including, but not limited to its GlycoAdvanceTM, GlycoPEGylation™ and GlycoConjugation™ technologies (collectively, the “Technology”).  Pursuant to a Research, Development and License Agreement dated _____ __, 2004 (the “License Agreement”), Neose has granted MacroGenics, Inc., a Delaware corporation (“MacroGenics”), certain exclusive worldwide rights under the Technology throughout the world, including certain rights to sublicense.  MacroGenics desires to sublicense to Recipient certain rights granted to MacroGenics under the License Agreement.  MacroGenics, therefore, desires to disclose to Recipient confidential and proprietary information, which is a part of the Technology and is considered valuable by Neose.  As a condition to MacroGenics disclosing such confidential and valuable proprietary information to Recipient, Recipient is entering into this Agreement for Neose’s benefit.

          NOW, THEREFORE, in consideration of the foregoing premises and in consideration of MacroGenics disclosing Neose’s confidential and proprietary information to Recipient, and intending to be legally bound hereby, Recipient agrees as follows:

1.       Definitions

          1.1.     “Confidential Information” means any and all proprietary or confidential information of Neose disclosed to Recipient, including, without limitation, all technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information disclosed to Recipient related to Neose, either directly or indirectly, in writing, orally or by drawings or inspection of documents or other tangible property.  The fact that a given piece of information is marked or identified as confidential or proprietary shall conclusively indicate that such information is considered Confidential Information, but the

Exhibit 3.4 - 1

failure to so mark information shall not conclusively determine that such information was or was not considered Confidential Information.

          1.2.     “Neose Know-How” means any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, discoveries, inventions (whether or not patentable), patent applications, licenses, software and source code, programs, prototypes, designs, discoveries, techniques, methods, ideas, concepts, data, engineering and manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced to writing, controlled by Neose and relating to the Technology licensed by Neose to MacroGenics under the License Agreement.

          1.3.     “Neose Patents” means all patents and patent applications (including all corresponding foreign patents and patent applications, all divisions, continuations, continuations-in-part, reissues, renewals, extensions and additions to any such patents or patent applications) relating to the Technology licensed by Neose to MacroGenics under the License Agreement.

          1.4.     “Neose Technology” means the Neose Know-How and Neose Patents.

          1.5.     “Person” means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, syndicate, sole proprietorship, unincorporated organization, government, governmental agency, authority or instrumentality, or any other form of entity not specifically listed in this Agreement.

          1.6.     “Product” means any of the “Potential  Products” (as defined in the License Agreement) modified using the Neose Technology.

          1.7.     “Recipient Patent Rights” means any claim of a patent application or granted patent owned by Recipient that covers an invention that is an improvement to the Neose Technology, which invention results, in whole or in part, from Recipient’s use of Confidential Information.

          1.8.     “Sublicense Agreement” means an agreement, which is presently contemplated, under which MacroGenics sublicenses to Recipient certain rights granted by Neose to MacroGenics under the License Agreement.

          1.9.     “Third Party” means any Person other than Recipient, Neose or MacroGenics.

2.       Non-Disclosure; Non-Use; Reasonable Care.  The obligations of this Section 2 are subject to Section 6 and shall be superseded by the confidentiality provisions of the Sublicense Agreement provided that such confidentiality provisions are identical to the confidentiality provisions of the License Agreement or are approved in writing by Neose.

          2.1.     Non-Disclosure.  Recipient shall not, directly or indirectly, disclose to any Third Party any Confidential Information or Neose Know-How.

          2.2.     Non-Use.  Recipient shall not, directly or indirectly, use any of the Confidential Information or Neose Know-How for its own benefit or for the benefit of any Third Party.

Exhibit 3.4 - 2

          2.3.     Reasonable Care.  Recipient shall take all reasonable measures to protect the secrecy of, and avoid the unauthorized disclosure or use of, the Confidential Information and Neose Know-How, including, without limitation, the following:  (i) Recipient shall exercise the highest degree of care that Recipient uses to protect Recipient’s own confidential and proprietary information of a similar nature; (ii) Recipient shall disclose Confidential Information and/or Neose Know-How only to its employees and contractors who have a need to know; and (iii) Recipient shall require anyone who has access to any of the Confidential Information and/or Neose Know-How to sign or be a party to an effective agreement with Recipient, applicable to the Confidential Information and Neose Know-How, containing provisions that are substantially similar to the terms of this Agreement.  Recipient shall notify Neose in writing of any disclosure, misuse or misappropriation of any Confidential Information or Neose Technology that may come to Recipient’s attention.

3.       Acknowledgements. Recipient acknowledges and agrees that:  (i) this Agreement is necessary for the protection of the legitimate business interests of Neose; (ii) the execution of this Agreement by an authorized representative of Recipient and delivery of this Agreement to Neose is a mandatory condition precedent to MacroGenics disclosing any Confidential Information and any information concerning the Neose Know-How to Recipient, without which Neose would not permit MacroGenics to disclose such information; (iii) neither Neose nor MacroGenics has granted to Recipient any rights under the Neose Technology in any manner; and (iv) because of the unique nature of the Confidential Information and Neose Technology and its broad applicability to the manufacture and remodeling of glycoproteins, Neose will not have an adequate remedy at law if Recipient breaches any term of this Agreement.

4.       Return of Materials.  Upon the earlier of termination of MacroGenics’ license to the Neose Technology under the License Agreement or termination of the Sublicense Agreement, Recipient shall:  (i) discontinue all use of the Confidential Information and Neose Know-How; (ii) destroy any and all items in its possession containing any Confidential Information or Neose Know-How; and (iii) certify in writing to Neose, within ten (10) days after Neose’s request therefor, that Recipient has taken all actions described in this Section 4.

5.       Intellectual Property

          5.1.     Ownership Rights.  All right, title and interest under patent, copyright, trade secret and trademark law and any other intellectual property or other law (collectively, “Ownership Rights”), in and to the Confidential Information and Neose Technology shall remain at all times with Neose.

          5.2.     Non-Exclusive License.  Except as expressly provided in any provision of the Sublicense Agreement approved in writing by Neose, Recipient hereby irrevocably grants and agrees to grant to Neose a non-exclusive, perpetual license, with the right to grant sublicenses, under any and all of Recipient Patent Rights to make, have made, use, sell, offer to sell, and import products that are modified using the Neose Technology, other than products that are licensed to Recipient under the Sublicense Agreement.  With respect to any license granted to Neose hereunder, Recipient shall, at the request and expense of Neose, either before or after termination of this Agreement, assist Neose in confirming Neose’s rights under such license.

Exhibit 3.4 - 3

Recipient’s assistance shall include, but shall not be limited to, signing all documents and taking any other actions considered necessary or desirable by Neose.

6.       Exceptions.  The non-disclosure, non-use and reasonable care obligations with respect to Confidential Information and Neose Know-How set forth in Section 2 shall not apply to any information that:  (i) at the time of disclosure by or on behalf of MacroGenics or Neose to Recipient is in, or after disclosure by or on behalf of MacroGenics or Neose becomes part of, was public knowledge or generally known through no improper act on the part of Recipient or on the part of any of Recipient’s employees, independent contractors, advisors or consultants; (ii) is disclosed, published or disseminated by Neose without any confidentiality constraints; (iii) was in Recipient’s possession free of any obligation of non-disclosure or non-use at the time of disclosure to Recipient by MacroGenics or Neose, as shown by written evidence; (iv) Recipient receives from a Third Party free of any obligation of non-disclosure or non-use, but only if such Third Party had no direct or indirect obligation to Neose not to disclose such information; (v) was developed by Recipient independent of information received hereunder, as shown by  its written records; (vi) subject to Section 7, is required to be disclosed by law or pursuant to legal, judicial or administrative process; or (vii) is disclosed with the express written approval of an authorized officer of Neose..

7.       Notice of Required Disclosure.  If Recipient is required by judicial or administrative process to disclose any Confidential Information or Neose Know-How, then Recipient shall promptly notify Neose and, before disclosing such Confidential Information or Neose Know-How, allow Neose a reasonable time to oppose such process.

8.       Successors; Assignment.  This Agreement shall be binding upon Recipient and Recipient’s successors and assigns and inure to the benefit of Neose and its successors and assigns.  Recipient may not assign its rights or delegate its obligations under this Agreement, in whole or in part, except with the prior written consent of Neose, which consent shall not be unreasonably withheld.  Neose may assign this Agreement without seeking or obtaining Recipient’s consent.

9.       Governing Law.  This Agreement and any controversy, claim or dispute arising under this Agreement shall be governed by, and construed in accordance with the laws of the Commonwealth of Pennsylvania, United States of America, without regard to the conflicts of law principles of any jurisdiction.

10.     Remedies.  In addition to any other remedies that may be available, at law, in equity or otherwise, Neose shall be entitled to obtain injunctive relief to enforce the provisions of this Agreement without necessity of posting bond.

11.     Entire Agreement.  This Agreement contains the entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings.  This Agreement may not be changed or modified, except in a writing signed by both Neose and Recipient.  The failure or delay of Neose to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement.

Exhibit 3.4 - 4

          IN WITNESS WHEREOF, each party has caused its authorized representative to execute this Agreement as of the date first written above.

NEOSE TECHNOLOGIES, INC.	[INSERT NAME OF RECIPIENT]

By:	By:

Name:	Name:

Title:	Title:

Exhibit 3.4 - 5

EXHIBIT 7.8

Neose Technologies and MacroGenics Sign Research Collaboration and
License Agreement

Horsham, PA, and Rockville, MD, April 26, 2004.  Neose Technologies, Inc. (Nasdaq NM: NTEC) and MacroGenics, Inc. announced today that the companies have entered into a research collaboration and license agreement on multiple monoclonal antibodies.  Neose will apply its GlycoAdvance™ and GlycoPEGylation™ technologies to development-stage MacroGenics compounds with the goal of improving the therapeutic properties of these proteins.

MacroGenics has the right to take a limited number of remodeled compounds into development.  Following the initial research phase, MacroGenics will be responsible for funding the further development of these licensed compounds under an exclusive license from Neose.  In exchange, Neose will be entitled to receive various option fee, milestone, and royalty payments as products are developed and commercialized under the agreement.

“We are impressed with MacroGenics’ expertise in the antibody field and look forward to working with them.  They have important new technology for the development and modification of monoclonal antibodies, particularly in the Fc region, and we believe that combining our technologies may yield more effective new treatments for chronic diseases,” said C. Boyd Clarke, Neose president, chief executive officer and chairman.

“We are excited by the potential therapeutic improvements that can be made to our monoclonal antibodies utilizing Neose’s GlycoAdvance and GlycoPEGylation technologies,” said Scott Koenig, M.D., Ph.D., president and chief executive officer of MacroGenics.

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies.  By applying its GlycoAdvance and GlycoPEGylation technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy.  These second generation proteins are expected to offer significant advantages, such as less frequent dosing and improved safety and efficacy.  In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotechnology and pharmaceutical companies.

MacroGenics is a privately funded company focused on the development, manufacture and commercialization of biotechnology products including immunotherapeutics for cancer, infectious diseases, and autoimmune disorders.  MacroGenics’ core platform involves antibody receptor-related technologies which are employed to improve the ways cytotoxic antibodies mediate cell killing for the treatment of cancers and to prevent autoantibodies from triggering disease in autoimmunity.

CONTACTS:

                       Neose Technologies, Inc.
                                 Robert I. Kriebel
                                 Sr. Vice President and Chief Financial Officer

Exhibit 7.8 - 1

NEOSE TECHNOLOGIES, INC.	PAGE 2

                                 Barbara Krauter
                                 Manager, Investor Relations
                                 (215) 315-9000

For more information, please visit www.neose.com.

                       MacroGenics Inc.
                                 Michael Richman
                                 Exec. Vice President and Chief Operating Officer
                                 (301) 251-5172

For more information, please visit www.macrogenics.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statement, see the section of Neose’s Annual Report on Form 10-K for the year ended December 31, 2002, entitled “Factors Affecting the Company’s Prospects” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.